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                                                                      EXHIBIT 21


                      Direct and Indirect Subsidiaries of
                           LML Payment Systems Inc.


1.   LML Corp., a Delaware corporation
     a.   LML Patent Corp., a Delaware corporation
     b.   LML Payment Systems Corp., a Delaware corporation
2.   Legacy Promotions Inc., a British Columbia corporation
3.   LHTW Properties, Inc., a Nevada corporation